Exhibit 10.33

CONFIDENTIAL TREATMENT

LICENSE AGREEMENT

This License Agreement (“Agreement”) made and entered into as of November 1st, 2007 (“Effective Date”) by and between Astellas Pharma Inc. having its principal office at 3-11, Nihonbashi-Honcho 2-chome, Chuo-ku, Tokyo 103-8411, Japan (“Astellas”) and Calixa Therapeutics, Inc. having its principal office at 12481 High Bluff Drive, San Diego, CA 92130 (“Calixa”).

WITNESSETH:

WHEREAS, Astellas has invented and developed a certain new antibiotic agent currently identified as FR264205;

WHEREAS, Astellas and Domain Associates L.L.C. (“Domain”), having its principal office at 12481 High Bluff Drive, San Diego, 92130 USA, have entered into the Confidentiality Agreement as of May 25, 2007 (“CDA”), and have been in discussions in order to evaluate a potential business relationship or collaboration relating to such antibiotic agent;

WHEREAS, Calixa is incorporated as of July 11, 2007 and Domain is a shareholder of Calixa; and

WHEREAS, Astellas wishes to grant to Calixa, and Calixa wishes to obtain, a license under the Patents (hereinafter defined) and the Know-How (hereinafter defined) of Astellas to develop, manufacture, have manufactured, use, import, market, promote, sell, offer to sell and distribute the Products in the Territory, subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the Parties agree as follows:

1.                          DEFINITIONS

The following capitalized terms as used herein shall have the meanings set forth in this Article, and unless otherwise expressly set forth, the singular shall include the plural and vice versa:

1.1                     “Affiliate” shall mean, with respect to a Party, any corporation or other business entity that, directly or indirectly, owns or controls, is owned or controlled by or is under common ownership or controls with such Party. For purposes of this definition, an entity shall be deemed to control another entity if it owns (directly or indirectly) more

*Confidential Treatment Requested.  Omitted portions filed with the Securities and Exchange Commission (the “Commission”).

than fifty percent (50%) of the outstanding voting stock of such other entity, or otherwise has the actual ability to direct and manage the business and management of such other entity (by contract or otherwise).

1.2                     “Annual Net Sales” shall mean the Net Sales accrued during a particular twelve-month period commencing on the applicable January 1 in all countries within the Territory.

1.3                     “Calixa Trademark” shall mean any specific trademark(s) owned by Calixa (or its Affiliate or sublicensee) and used in association with marketing the Product in a country or jurisdiction in the Territory.

1.4                     “Compound” shall mean the pharmaceutical compound known as FR264205 having the chemical name of:

[]*.

1.5                     “Generic Competition” shall mean that one or more []* Third Parties is selling, []*, a generic version of a Product being sold by Calixa or any of its sublicensees in a particular country in the Territory, which generic version contains the Compound.

1.6                     “IND” shall mean an investigational new drug application for the FDA in the U.S. as defined in 21 C.F.R. 312 et seq., or any application equivalent thereto in another country or jurisdiction within the Territory.

1.7                     “Know-How” shall mean any and all information, processes, techniques, data, know-how and trade secrets with respect to the Compound and/or the Product, including without limitation toxicological, pharmacological, clinical and chemical data, specifications, medical uses, adverse reactions, manufacture and quality control methods of the Compound and/or the Product, existing as of the Effective Date or developed or acquired during the term of this Agreement.

1.8                     “NDA” shall mean an application seeking Regulatory Approval of any Product in the U.S. as defined in 21 C.F.R. 314 et seq., or any application equivalent thereto in another country or jurisdiction within the Territory.

1.9                     “Net Sales” shall mean the actual proceeds of sales of the Product sold by Calixa and/or its sublicensees to Third Parties (which shall not include Calixa’s []*), less (i) []*.

1.10               “Party” shall mean Astellas or Calixa. Astellas and Calixa shall be collectively referred to as the “Parties”.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

1.11     “Patents” shall mean the Product Patents and the Related Patents, as defined below:

The term “Related Patents” shall mean all patents and patent applications (including patents issued thereon) in the Territory that are owned or controlled by Astellas or its Affiliate on the Effective Date and at any time during the term of the Agreement and claim or cover the Compound, the Product, or the manufacture or use of the Compound or Product (or any part thereof), other than the Product Patents.

The term “Product Patents” shall mean all patents and patent applications (and patents issuing thereon) listed in Exhibit A attached hereto as well as any continuations, continuations-in-part, substitutes, divisions, reissues, revisions, reexaminations or extensions thereof, and any foreign equivalents in the Territory of any of the foregoing, and any other patent and patent applications which the Parties subsequently agree to include in Exhibit A.

1.12               “Product” shall mean any pharmaceutical preparation containing Compound as an active pharmaceutical ingredient, []* for administration to humans.

1.13     “Regulatory Approval” shall mean any and all approvals, licenses, registrations, or authorizations of any Regulatory Authority as required or needed for manufacture, marketing, sale, distribution and import of the Product in any country within the Territory, and including solely for countries outside the United States any pricing approvals needed to sell or obtain reimbursement for sales of the particular Product in such country.

1.14               “Regulatory Authority” shall mean any federal, national, multinational, state, provincial or local regulatory agency, department, bureau, commission, council, court, tribunal, arbitrator, official or other instrumentality of a governmental entity in any country within the Territory.

1.15     “Territory” shall mean worldwide excluding Japan, Taiwan, South Korea, China, Thailand, Indonesia, the Philippines, Australia, New Zealand, India, Saudi Arabia, Kuwait, Oman, Qatar, United Arab Emirates, Bahrain and Yemen.

1.16               “Third Party” shall mean a person or entity other than a Party or an Affiliate of a Party.

1.17               “Valid Claim” shall mean a claim in any issued and unexpired patent within the Patents, which (a) has not been disclaimed, revoked or held invalid, unpatentable or unenforceable by a court or other governmental agency of competent jurisdiction from which no appeal can be further taken, and (b) has not been disclaimed, revoked, or held

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

or admitted to be invalid, unpatentable or unenforceable through abandonment, re-examination or disclaimer, opposition procedure, nullity suit or otherwise.

1.18     “[]*” shall mean []*, a Japanese company, having its principal office at []*.

2.                          GRANT OF LICENSE

2.1                     Astellas hereby grants to Calixa the exclusive license, with the full rights to grant sublicenses to its Affiliates and to Third Parties through multiple tiers (subject to Section 2.2), under the Product Patents and all the Know-How of Astellas and its Affiliates to develop, manufacture, have manufactured, use, import, market, promote, sell, offer to sell and distribute the Products in the Territory. Astellas hereby grants to Calixa the []* license, with the full rights to grant sublicenses to its Affiliates and to Third Parties through multiple tiers (subject to Section 2.2), under the Related Patents to develop, manufacture, have manufactured, use, import, market, promote, sell, offer to sell and distribute the Products in the Territory, provided that such []* license shall be effective as far as Astellas has the ability to grant such license. Astellas also hereby grants to Calixa the []* license, with the right to sublicense under the Know-How and any applicable patent rights of Astellas and its Affiliates to manufacture and have manufactured the Compound and the Product in any country outside the Territory solely for use and sale in the Territory.

2.2                     If Calixa intends to grant a sublicense to its Affiliate or any Third Party, it shall []* that the prospective sublicensee has the ability to perform the obligations of Calixa under this Agreement that would be sublicensed to such sublicensee. If Calixa grants a sublicense to such Affiliate or Third Party, it shall identify in writing to Astellas the Affiliate or the Third Party and the extent of the rights that Calixa has granted a sublicense under the license rights granted in Section 2.1 above. Calixa shall ensure that: (i) any sublicense granted by Calixa hereunder shall be fully consistent with and subject to the terms and conditions of this Agreement and shall be []* for any reason whatsoever; and (ii) Calixa shall remain responsible to Astellas for performance of all obligations of Calixa under this Agreement, even if Calixa has sublicensed some rights to sublicensees.

3.                          INFORMATION EXCHANGE

3.1                     Promptly after the execution of this Agreement, Astellas agrees to and shall provide to Calixa any and all the Know-How then in the possession of Astellas or its Affiliate that is []* for Calixa to exercise its rights and/or fulfill the purposes of this Agreement, if not in English, together with the English summary thereof. Any Know-How and

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

materials disclosed by Astellas to Domain under the CDA and further disclosed by Domain to Calixa subject to Astellas’ prior approval provided to Domain, if any, shall be deemed to have been disclosed hereunder. Thereafter during the term of the Agreement, Astellas shall promptly provide to Calixa any additional Know-How that is developed, identified or acquired by Astellas or its Affiliates and is []* for Calixa to exercise its rights and/or fulfill the purposes of this Agreement, if not in English, together with the English summary thereof.

Astellas shall make reasonably available to Calixa, during Astellas’ business hours and for reasonable amounts of time, such of Astellas’ employees as are appropriate (including key research, manufacturing and/or development personnel) for purposes of consulting with Calixa regarding the development, testing and manufacturing of Compound or Products, procuring of Regulatory Approval of Products, and to enable Calixa to understand and use the Know-How disclosed by Astellas and assure disclosure of such Know-How pursuant to first paragraph of this Section 3.1. Calixa shall reimburse Astellas for any out-of-pocket costs (if any) of providing any such consulting, but its internal costs shall be borne by Astellas.

3.2                     Calixa shall disclose to Astellas from time to time during the term of this Agreement any and all Know-How which Calixa has heretofore developed or acquired or which Calixa and/or its sublicensees may hereafter develop or acquire that is []* for Astellas to exercise its rights or fulfill the purposes of this Agreement (including Astellas confirming that Calixa is complying with its obligations under the applicable terms of this Agreement). The following information and documents, among others, shall be included in such Know-How to be disclosed by Calixa to Astellas:

(i)                   the reports which shall be submitted by Calixa pursuant to Section 4.4;

(ii)                any information on adverse reactions or animal safety findings which shall be reported to Astellas by Calixa pursuant to Section 4.8;

(ii)                Upon filing of the IND and the NDA in any country within the Territory, a copy of the documents so filed;

(iv)            After filing of the IND and the NDA in any country within the Territory, a copy of the supplemental documents submitted after the filing of such IND and/or such NDA;

(v)               Upon obtaining the Regulatory Approval in any country within the Territory, a copy of such Regulatory Approval; and

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

(vi)            Upon request by Astellas, any other Know-How of Calixa and/or its sublicensees that is []* for Astellas to exercise its rights or fulfill the purposes of this Agreement.

Calixa shall provide Astellas with such Know-How developed or acquired by Calixa and/or its sublicensees hereunder, if not in English, together with the English summary thereof.

Astellas shall have a []* right and license to use all Know-How (including any patent claim obtained by Calixa that claims any such Know-How) developed or acquired by Calixa and/or its sublicensees that is []* for Astellas to exercise its rights or fulfill the purposes of this Agreement, solely for the development, manufacture, having manufactured, use, import, marketing, promotion, sales, offer for sale and distribution of the Product outside the Territory as well as for manufacture or having manufactured the Compound and/or the Product in the Territory solely for use and sale outside the Territory, and to disclose and sublicense the same to its Affiliates and its Third Party business partner(s) for the purpose mentioned above. In addition, Astellas shall have the right, []*, to refer to, or to make use of, the Regulatory Approval filed and/or obtained by Calixa or its sublicensees solely as needed for commercialization of the Product by Astellas, its Affiliates and/or its Third Party business partners outside the Territory.

Calixa hereby grants Astellas the right of negotiation to []*. If Astellas requests []*, the Parties shall negotiate in good faith and seek to reach agreement on []*, provided that []*. The foregoing shall not prevent Calixa from []*.

4.                          DEVELOPMENT

4.1                     In compliance with any and all applicable laws and regulations, Calixa shall []* perform and complete all pre-clinical and clinical studies and other development activities necessary to obtain and maintain the Regulatory Approval in each country within the Territory []*, at its sole expense and responsibilities. Calixa shall have the sole right and authority to conduct and control all such research and development activities as to the Compound or the Products throughout the Territory.

4.2                     Within ninety (90) days following the Effective Date, Calixa shall prepare and submit to Astellas for its review and comment a summary overview plan []* of []* (“Development Plan”). Astellas may give any comment on the Development Plan submitted to Astellas pursuant to this Section 4.2 and Calixa shall []* such Astellas’ comments []* and consistent with Calixa’s other obligations and rights under this Agreement. While Calixa shall []* Astellas’ []* comments, it is understood and agreed

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

that Calixa shall have the sole authority to prepare and control the Development Plan, and to amend and modify the Development Plan []* over the course of the Agreement. Calixa shall []* amendments or modifications to the Development Plan. It is further agreed that such initial Development Plan will necessarily be in summary form with respect to any development activities []*, and that the []* for any such development activities []* will necessarily be []*, given the early stage of research of the Compound as of the Effective Date.

Calixa shall []* carry out all of such development activities in compliance with the Development Plan, as such plan may be amended and modified, at its sole expense and responsibilities.

4.3                     Calixa shall []* file the NDA and obtain the Regulatory Approval []* at its sole expense and responsibilities in each country []* within the Territory. Calixa shall be responsible for preparation and submission of the NDA in each such country. If Calixa determines that it shall not seek Regulatory Approval of Products in a particular country within the Territory, then []*. In such case, []* (and all other rights of Calixa under the Agreement shall remain unaffected).

Calixa shall be responsible for and manage, and shall have the sole rights and authority for, all interactions and filings with each Regulatory Authority in the Territory. At the request of Astellas, and to the extent reasonable and not contrary to Calixa’s or its sublicensee’s regulatory strategy and relationships with the applicable Regulatory Authority, Calixa shall []* arrange that representatives of Astellas may participate in []* meetings with such Regulatory Authority. In addition, Calixa shall inform Astellas of any []* with such Regulatory Authority. In course of the foregoing processes, Calixa shall []* consider and accommodate the []* comments made by Astellas with respect thereto. Calixa (or its sublicensee, as applicable) shall own all regulatory filings made in the Territory with respect to the Compound or the Product, including INDs, NDAs and foreign equivalents thereof.

4.4                     For the purpose of this Section 4.4, within []* days after the end of each calendar year []*, Calixa shall submit to Astellas the reports disclosing in reasonable detail the progress, results, data and other important issues relating to Calixa’s or sublicensees’ development activities under this Article 4 with regard to the Compound and the Products, in such form as separately agreed upon between Astellas and Calixa.  Within []* days after the end of each calendar

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

quarter except the last calendar quarter in a calendar year, Calixa shall submit to Astellas the brief description of the progress of []* under this Article 4 with regard to the Compound and the Products.

4.5                     []* after obtaining a Regulatory Approval in a country in the Territory, Calixa shall submit to Astellas a copy of such Regulatory Approval.

4.6                     Calixa shall []* maintain each Regulatory Approval obtained by Calixa in each country within the Territory at its sole expense and responsibilities.

4.7                     Within forty (40) days after the Effective Date of this Agreement (or such later date as mutually agreed by the Parties), Astellas shall provide all remaining Compound and Product then in the possession of Astellas or its Affiliate. All such materials shall meet the specifications specified in the certificate of analysis provided by Astellas together with the materials. With regard to any such Compound or Product to be used by Calixa for clinical studies, Astellas shall also provide any and all Good Manufacturing Practice documentation necessary or helpful to support an IND submission.  Calixa shall use the materials provided hereunder only for the purpose of development activities under this Article 4. Except as set forth above, Astellas shall not be obligated to manufacture or supply any additional materials of the Compound or the Product.

4.8                     During the term of this Agreement, both Parties shall report to each other any information on adverse reactions or animal safety findings associated with the use of the Compound and/or the Product in accordance with the procedure separately agreed upon between Astellas and Calixa.

5.                          PROCUREMENT OF COMPOUND AND PRODUCT

5.1                     Except for the materials provided by Astellas pursuant to Section 4.7 above, Calixa shall, at its sole expense and responsibilities, procure all its requirements of the Compound and/or the Product. Calixa shall []* ensure that any such amounts obtained shall be in compliance with (i) such specifications as established by Calixa (or if applicable as contained in the applicable Regulatory Approval); and (ii) any applicable laws and regulations (including, but not limited to, the Good Manufacturing Practice).

5.2                     If requested by Astellas, Calixa and Astellas shall negotiate and seek to enter into a supply agreement on commercially reasonable terms, under which Calixa would, upon request by Astellas, []* on commercially reasonable terms and conditions as agreed upon by the Parties.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

6.                          SALES AND PROMOTION

6.1                     Upon Calixa’s obtaining Regulatory Approval in a country in the Territory, Calixa shall []* market, promote, sell, offer to sell and distribute the Product in such country in the Territory under such Regulatory Approval in compliance with the applicable laws, regulations and rules. Calixa shall []* Astellas’ []* requests or comments with respect to such marketing efforts, but Calixa shall have sole rights and authority to determine and control the marketing strategy and plan to market the Product throughout the Territory.

6.2                     Calixa shall []*, at its sole expense and responsibilities and subject to its sole discretion to determine the appropriate marketing plans and strategies, to import, market, promote, sell, offer to sell and distribute the Product in the Territory with the general goal of maximizing the benefit []* from such sales of the Products in the Territory.

6.3                     On a country-by-country basis, Calixa shall launch the Product in the applicable country []* after obtaining the Regulatory Approval in such country, but no later than []* after such approval is obtained unless such launch is not []* by such date due to factors outside of Calixa’s control. Calixa shall promptly notify Astellas of the date of the launch of the Product in each country within the Territory. If Calixa determines that it cannot launch the Product in a particular country within the Territory within []* after Regulatory Approval is obtained in that country, then Calixa shall give Astellas written notice of such determination, and the reasons (if any) that it is not []* to launch the Product by such date due to []*. In such case, if Calixa []* (and all other rights of Calixa under the Agreement shall remain unaffected).

6.4                     Calixa shall promptly provide to Astellas, solely for reference of Astellas, copies of all packages and package inserts to be used by Calixa and its sublicensees for the Product in each country within the Territory each time they are first prepared or materially changed by Calixa and/or its sublicensees.

Upon the reasonable request of Astellas, Calixa shall provide Astellas, solely for reference of Astellas, with copies of any promotional materials for the Product.

6.5                     Within []* days after the close of each month, Calixa shall use reasonable efforts to provide Astellas with a monthly sales report for the Product for such month, which shall show the relevant []* by Calixa (to the level of accuracy that Calixa reasonably can determine in such period) indicating the []*, together with its comments thereon.  Calixa shall use reasonable efforts to include in such monthly report the []*, but it is understood that Calixa may not be able to obtain such data.

6.6                     In the Territory, Calixa shall []*. For clarity, it is understood and agreed that for []*.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

7.                          RIGHT OF FIRST REFUSAL FOR []*

7.1                     If Calixa or its sublicensee intends to enter into a []* (each such opportunity, a “Business Opportunity”), []*.

7.2                     If Astellas is interested in such Business Opportunity, it shall so notify Calixa within []* days of receiving such offer together with the material terms and conditions of such Business Opportunity and the necessary Know-How from Calixa pursuant to Section 7.1 above.  Upon such notice provided by Astellas and through the expiration of []* day period from Calixa’s receipt of such notice provided by Astellas (or such longer period of time as may be mutually agreed to by the Parties) (such period, the “Negotiation Period”), the Parties shall negotiate in good faith the terms under which they would collaborate on such Business Opportunity. During such Negotiation Period, []*.

7.3                     If either (i) Astellas fails to notify Calixa that Astellas is interested in such Business Opportunity within such []* day period, or (ii) the Parties fail to enter into an agreement within such Negotiation Period despite the good faith negotiations between the Parties, then []*, provided however, in the case of (ii) above, []*.

7.4                     []*.

8.                            MILESTONE AND ROYALTY PAYMENT

8.1                     In consideration of the license granted by Astellas to Calixa hereunder, Calixa shall make the following one time, non-refundable and non-creditable milestone payments to Astellas upon first achievement of the applicable milestone event, as follows:

	Milestone Event	Milestone Payment
(i)	Upon entering into this Agreement.		$1,500,000
(ii)	Upon commencing the first phase II clinical study for []* the Product.		$1,500,000
(iii)	Upon commencing the first phase III clinical study for []* the Product.	$	[]	*
(iv)	Upon commencing a phase III clinical study []* different from that triggering milestone 8.1 (iii).	$	[]	*

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

(v)	Upon submitting the first NDA for the []* for []* the Product.	$	[]	*
(vi)	Upon submitting the first NDA for the []* for []* different from that triggering milestone 8.1 (v).	$	[]	*
(vii)	Upon obtaining the first Regulatory Approval in the []* for []* of the Product.	$	[]	*
(viii)	Upon obtaining the first Regulatory Approval in the []* for []* different from that triggering milestone 8.1 (vii).	$	[]	*
(ix)	Upon first achievement of Annual Net Sales of US$[]*.	$	[]	*
(x)	Upon first achievement of Annual Net Sales of US$[]*.	$	[]	*
(xi)	Upon first achievement of Annual Net Sales of US$[]*.	$	[]	*
	TOTAL		$47,000,000

Calixa shall be obligated to make each milestone payment mentioned above only once.

Calixa shall []* and shall make payment of the milestone amounts specified above by wire transfer to a bank account to be designated by Astellas within thirty (30) days following the occurrence of each milestone event mentioned above.

8.2                     In further consideration of the license granted by Astellas to Calixa hereunder, Calixa shall pay, []* of the Products in the Territory, to Astellas a royalty as a percentage of Net Sales made by Calixa or its sublicensees in the Territory, where the percentage rate applicable to a particular sale shall depend on the aggregate amount of Annual Net Sales in the given calendar year through to the time of sale, in accordance with the following:

(i)                               []* of the first []* US Dollars (US$ []*) of Annual Net Sales in the given calendar year;

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

(ii)                            []* of the amount of Annual Net Sales in excess of the first []* US Dollars (US$ []*) of Annual Net Sales in such calendar year, and []* US Dollars (US$ []*) or less of Annual Net Sales in such calendar year;

(iii)                         []* of the amount of Annual Net Sales in excess of the first []* US Dollars (US$ []*) of Annual Net Sales, and []* US Dollars (US$ []*) or less of Annual Net Sales; and

(iv)                        []* of the amount of Annual Net Sales in excess of the first []* US Dollars (US$ []*) of Annual Net Sales.

The above royalties shall be payable on the Net Sales of the Product in each country within the Territory, on a country-by-country basis, until the later of: []*, the Net Sales occurred in such country shall not be included in the Annual Net Sales in determining the royalty rate of the Product under this Section 8.2.

Notwithstanding the foregoing, if Calixa, in its good faith judgment, determines that it is []* to obtain license rights in any country in the Territory from a Third Party (a “Third Party License”) under patent rights owned or controlled by such Third Party that []*, (“Third Party Patent Rights”), Calixa shall have the right to enter into such Third Party License. []*. Calixa may reduce the royalties owed to Astellas under the above provisions of this Section 8.2 based on sales of Product []* by a Third Party License by the following amounts, as applicable: (a) if the particular Third Party Patent Rights that are the subject of the such Third Party License []* of the Compound, an amount equal to []* of the amounts of royalties Calixa pays to such Third Party based on such sales of Product under such Third Party License during the applicable royalty period, but provided however that such reduction shall not reduce such royalties owed to Astellas based on such sales of the Product (in the applicable royalty period) by more than []* of the amounts otherwise owed by Calixa as a result of application of this subclause (a) of this provision; and (b) if the particular Third Party Patent Rights that are the subject of such Third Party License []* of the Compound, an amount equal to []* of the amounts of royalties Calixa pays to such Third Party based on such sales of Product under such Third Party License during the applicable royalty period, but provided however that such reduction shall not reduce such royalties owed to Astellas based on such sales of the Product (in the applicable royalty period) by more than []* of the amounts otherwise owed by Calixa as a result of application of this subclause (b) of this provision. In no event, the total amount of the reductions of the royalties as a result of Third Party License under subclauses (a) and (b) of this provision shall exceed the []* of the amounts of the royalties owed by Calixa to Astellas based on the sales of the Product during the applicable royalty period.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

8.3                     For a sale of Product in a country within the Territory at a time when (a) there does not exist any Valid Claim that claims or covers the Compound or the Product, []*, then the royalty rate applicable to such sale shall be the following, as applicable: (i) []* of the rate otherwise applicable to such sale based on the royalty rate schedule in subsections (i), (ii), (iii) or (iv) of Section 8.2 above, if at the time of such sale there is []* in that country; and (ii) []* of the rate otherwise applicable to such sale based on the royalty rate schedule in subsections (i), (ii), (iii) or (iv) of Section 8.2 above if there is at the time of such sale []* in that country.

8.4                     Calixa shall deliver to Astellas the royalty statements in such form as Astellas shall reasonably request, which reports generally shall list: []*. Such reports shall be given within []* days following the close of each calendar quarter (i.e. the quarterly period ending on 31st March, 30th June, 30th September or 31st December), and Calixa shall at the same time pay to Astellas, or to whomsoever Astellas shall otherwise direct in writing from time to time, the amount of such royalties shown to be due.

8.5                     All payments payable hereunder by Calixa to Astellas shall be made in US Dollar to a bank account designated by Astellas. Royalties earned shall be first determined in the currency of the country in which they are earned and then converted to its equivalent in US Dollar at the interbank rate quoted by the Wall Street Journal, on the last business day of the calendar quarter in question.

8.6                     Any income or other tax which Calixa is required to pay or withhold on behalf of Astellas with respect to the payments pursuant to this Article 8 shall be deducted from the amount of such payment due, provided, however, that in regard to any such deduction, Calixa shall give Astellas such assistance as may reasonably be necessary for Astellas to claim exemption therefrom and shall, upon request of Astellas, give Astellas proper evidence from time to time as to the payment of the tax.

8.7                     Late payments shall be subject to an interest charge at an annualized interest rate equal to the average (over one month) London Inter-Bank Offering Rate (LIBOR) []*, or maximum rate permitted by law, whichever is lower.

8.8                     Calixa shall keep true and accurate accounts of all royalties payable to Astellas under Article 8. Such records shall be retained and made available for reasonable review by Astellas or its Affiliates, unless Calixa has a reasonable basis for objecting to review thereby, or by an independent, nationally-recognized public accounting firm selected by Astellas, and to which Calixa has no reasonable objection, for the purpose of verifying the accuracy of the calculations and payments made or payable hereunder. Such review shall be conducted no more frequently than []* per year and shall not cover any period

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

ending more than []* years prior to the date of such examination. All such reviews shall be scheduled during ordinary business hours and with reasonable notice to Calixa, such reviewing firm shall sign a typical and reasonable confidentiality agreement binding the firm to reasonable confidentiality provisions regarding the information it reviews. Such firm shall not disclose any information of Calixa gained in such review, except to confirm the accuracy of Calixa’s royalty payments or, if applicable, to disclose the extent of any inaccuracy.

9.                          TRADEMARKS

9.1                     Calixa and its sublicensees shall have the right to manufacture, import, use, promote, market, sell, offer to sell and distribute the Products throughout the Territory under the Calixa Trademark(s) or any other trademark (other than the trademarks owned by Astellas ) as may be selected by Calixa or its sublicensees.

10.                   CONFIDENTIALITY

10.1               Except as specifically authorized by this Agreement, during the term of this Agreement and for a period of five (5) years thereafter, or fifteen (15) years from the Effective Date, whichever is longer, each of Astellas and Calixa shall keep in strict confidence any and all confidential information obtained from the other Party under this Agreement (the “Confidential Information” of the disclosing Party), including without limitation the Know-How obtained from the other Party pursuant to Section 3.1 or 3.2. Each Party shall not (i) use for any purpose other than as provided for in this Agreement and (ii) disclose to any Third Party, any Confidential Information of the other Party without first obtaining a written consent of the disclosing Party, except for such Confidential Information of the other Party that:

(i)                   is a part of the public domain prior to the disclosure;

(ii)                becomes a part of the public domain after disclosure without any breach by the receiving Party;

(iv)            is disclosed to the receiving Party by a Third Party who has the right to make such disclosure; or

(v)               is independently developed by the receiving Party without any reference to any of the disclosing Party’s Confidential Information.

10.2     Calixa agrees to make Confidential Information of Astellas available only to those of its and its sublicensees’ directors, officers, employees, consultants and advisors who need to have access thereto for the purposes mentioned in this Agreement and who are bound by confidentiality and non-use obligations consistent with those provided herein. Astellas agrees to make Confidential Information of Calixa available only to those of its,

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

its Affiliates’, []* and its Third Party business partner(s) (including its potential Third Party business partner(s))’ directors, officers, employees, consultants and advisors who need to have access thereto for the purposes permitted in this Agreement and who are bound by confidentiality and non-use obligations consistent with those provided herein.

10.3     Notwithstanding anything herein to the contrary, a Party may, to the extent necessary for the purposes permitted in this Agreement and/or for exercising its rights and/or performing its obligations under the Agreement, disclose certain Confidential Information of the other Party to: (i) governmental bodies, (ii) clinical organizations, (iii) clinical investigators, (iv) the Contract Research Organizations, and (v) other contractors as needed in assisting in performing research or development activities with respect to Compound or Product, as well as potential investors in Calixa provided that such entities are bound by appropriate confidentiality and non-use obligations.

10.4     Notwithstanding anything herein to the contrary, a Party may disclose specific Confidential Information of the other Party to the extent the disclosure is required by a valid order of a court or other governmental body having jurisdiction; provided that the disclosing Party shall provide the other Party with reasonable prior notice of such requirement, so that the other Party can file a motion for a protective order or otherwise seek whatever legal relief it deems desirable or appropriate to protect its interest in such Confidential Information.

10.5     Astellas and Calixa acknowledge that any breach or threatened breach of any term of this Article 10 may cause immediate and irreparable harm to the disclosing Party, which may not be adequately compensated by monetary damages. Astellas and Calixa therefore agree that the disclosing Party shall have the right to seek equitable relief in the form of injunctions, orders of specific performance or other equitable relief as a remedy, in addition to any other remedies that may be legally available.

11.                   INFRINGEMENT AND OTHER PATENT MATTERS

11.1               Calixa shall promptly inform Astellas of all actual or threatened infringements of any Patent made by any Third Party in the Territory as soon as it becomes aware of the same. Calixa shall have the first option and right (but not the obligation) to bring any suit and/or defend any declaratory judgment of non-infringement action to enforce the Patent as it may deem necessary or appropriate to terminate or prevent such infringement in the Territory at its own expense. Calixa shall keep Astellas informed of the progress and the results of such action, and shall, upon Astellas’ request, provide Astellas with related information regarding such action, excluding privileged

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

documents. Astellas shall give all reasonable assistance except for financial assistance to Calixa in any such action. Astellas may join such suit with counsel at its expense and seek its own damages and other relief, provided that Calixa shall in any event control the prosecution of the suit or action. Calixa shall be entitled to keep and retain all amounts and recoveries from such suit or action prosecuted by Calixa, excluding any amounts of damages or relief directly awarded to Astellas in the event Astellas joined such suit or action, which Astellas may retain.  If Calixa does not institute any action for any of such infringement against said Third Party within []* days after written notice thereof, and Calixa does not provide to Astellas by such time a []*, then Astellas may institute any action for any of such infringement against said Third Party at its expense. In this event, Calixa shall give all reasonable assistance except for financial assistance to Astellas, and Calixa may join such suit with its own counsel at its own expense and seek its own damages and other relief. Astellas shall be entitled to keep and retain all amounts and recoveries from such suit or action prosecuted by Astellas, excluding any amounts of damages or relief directly awarded to Calixa in the event Calixa joined such suit or action, which Calixa may retain.

11.2               Calixa will own all right, title and interest in and to all Know-How that are conceived, reduced to practice, made or developed solely by or on behalf of Calixa (whether or not patentable), and all intellectual property rights (including patent rights) appurtenant thereto, subject only to the limited license rights under the Know-How of Calixa granted to Astellas under Section 3.2 of this Agreement.

11.3               Astellas shall []* conduct in good faith the preparation, filing, prosecution, issuance and maintenance (including, without limitation, interference, opposition and similar Third Party proceedings before the relevant patent office) of any and all patent applications or patents in the Patents throughout the Territory (“Prosecution”), at its expense and through patent counsel selected by Astellas. Astellas shall keep Calixa informed of all such Prosecution efforts and the results thereof, and shall provide Calixa reasonable opportunities to consult with Astellas regarding such Prosecution by Astellas. Calixa shall cooperate with and assist Astellas reasonably in such Prosecution of the Patents.

11.4               During the Term, Astellas shall provide or have provided to Calixa copies of: (i) all material, substantive documents relating to Patents received by Astellas from any patent office in the Territory promptly after receipt from the patent office and (ii) all documents to be filed by Astellas, in sufficient advance notice so as to give Calixa []* days for review and comments or such lesser period as may be required by the patent office, respectively, including without limitation copies of each patent application, official action, response to official action, declaration, information disclosure statement,

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

request for terminal disclaimer, request for patent term extension, and request for reexamination.  Calixa shall have the right to comment on such documents, and Astellas shall reasonably consider in good faith any reasonable comments timely received from Calixa. If requested by Astellas in good faith, Calixa shall use good faith, diligent efforts to review and respond to Astellas with any comments on any of the above documents []*. Calixa shall have the right to request that Astellas file additional patent applications within the Patents in particular countries within the Territory, and Astellas shall []* accommodate such requests to the extent that such request made by Calixa is reasonable and practicable.

11.5            Astellas shall not, without Calixa’s written consent, abandon or cease Prosecution of any of the Patents in the United States, Canada, United Kingdom, Germany, France, Italy or Spain (the “Major Countries”). Astellas shall notify Calixa in the event it for any reason elects to abandon, or shall otherwise not continue, the Prosecution of a particular patent application or maintenance of an issued patent within the Patents in any country in the Territory (other than in favor of a continuing application based on such parent application).  Such notification shall specify the application to be abandoned or patent that will no longer be maintained by Astellas and shall be given within a reasonable period (i.e., with sufficient time for Calixa to take action as may be necessary or desired) prior to the date on which such patent application(s) or patent(s) will lapse or go abandoned. Calixa shall then have the option, exercisable upon written notification to Astellas, to assume full responsibility, at its discretion and its cost and expense, for Prosecution of the affected patent application(s) or maintenance of any of the affected patent(s) in such country or countries in the Territory. If Calixa so elects to conduct Prosecution of a particular Patent in any country outside a Major Country as provided in the foregoing, Calixa may []*. If Calixa so elects to conduct Prosecution of a particular Patent in a Major Country as provided in the foregoing, Calixa may []*.

11.6               If Calixa desires that Astellas file any or all applications and take actions necessary to obtain patent extension pursuant to 35 U.S.C. § 156 or similar foreign statutes for the Patents in the Territory, Calixa shall so notify Astellas promptly after obtaining Regulatory Approval in the U.S. or other countries where Calixa desires to file such patent extension. Astellas agrees to take all necessary actions, including filing all needed applications, to obtain the requested patent extensions at Astellas’ cost and expense. Calixa shall cooperate with and assist Astellas in such intended patent extension of the Patents, including without limitation providing all necessary documents to Astellas.  To the extent permitted under applicable law, Calixa may take

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

all steps and make all applicable filings and applications to obtain the requested patent extensions if and to the extent that Astellas fails to do so in a timely manner.

12.                   INDEMNIFICATION

12.1               Calixa shall indemnify, defend and hold Astellas and its Affiliates, and their respective directors, officers and employees, and the successors and assigns of any of the foregoing, harmless from and against any and all liabilities, damages, losses, costs and expenses, including without limitation reasonable attorneys’ fees and other expenses of litigation resulting from any Third Party claim, action, suit or proceeding (any of the foregoing, a “Claim”) against any such indemnified party to the extent such Claim is based on or results from: (a) the exercise or practice by Calixa of the rights and licenses granted to Calixa under this Agreement, (b) the manufacture, use or sale of any Product or Compound used for development activities and/or distributed by or on behalf of Calixa and/or its sublicensees in the Territory or manufacture by or on behalf of Calixa and/or its sublicensees outside the Territory, (c) Calixa’s breach of any warranties, representations, or other obligations under this Agreement, or (d) any negligence or willful misconduct of Calixa and/or its sublicensees, but excluding from the foregoing obligations any Claims to the extent such Claims are based on or result from: (i) Astellas’s breach of any warranties, representations, or other obligations under this Agreement or (ii) any negligence or willful misconduct of Astellas or its Affiliate or Third Party business partner.

12.2               Astellas shall indemnify, defend and hold Calixa and its Affiliates, and their respective directors, officers and employees, and the successor and assigns of any of the foregoing harmless from and against any and all Claims against any such indemnified party to the extent such Claim is based on or results from: (a) Astellas’s breach of any warranties, representations, or other obligations under this Agreement, or (b) any negligence or willful misconduct of Astellas or its Affiliate, or (c) the manufacture, use or sale of any Product or Compound used for development activities and/or distributed by or on behalf of Astellas and/or its Affiliate or Third Party business partners outside the Territory, or manufacture by or on behalf of Astellas and/or its Affiliate or Third Party business partners inside the Territory, except to the extent that such Claim is caused by (i) Calixa’s breach of any warranties, representations, or other obligations under this Agreement, or (ii) any negligence or willful misconduct of Calixa or its sublicensees.

12.3               In the event that either Party intends to claim indemnification under this Article 12, it shall promptly notify the other Party in writing of such alleged Claim. The indemnifying Party shall have the right to control the defense thereof with counsel of its

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

choice; provided, however, that any indemnified Party shall have the right to retain its own counsel at its own expense. The indemnified Party shall cooperate with the indemnifying Party and its legal representatives in the investigation of any Claim covered by this Article 12. The indemnified Party shall not, except at its own cost, voluntarily make any payment or incur any expense with respect to any Claim or related suit without the prior written consent of the indemnifying Party, which such Party shall not be required to give.

13.                   WARRANTIES AND DISCLAIMER

13.1               Astellas hereby represents and warrants to Calixa as of the Effective Date that:

(i)                         Astellas owns, or Astellas []*, the entire right, title and interests in and to all the Patents;

(ii)                      Astellas has the exclusive right and full legal authority to grant to Calixa the exclusive license throughout the Territory under all rights and interest in and to the Patents ([]*) and under the Know-How to make, have made, use, import, offer for sale and sell Products;

(iii)                   No Third Party, including []*, has any interest or rights in or under the Patents or Know-How to make, have made, use, import, offer for sale and/or sell Products in any country or jurisdiction in the Territory;

(iv)                  as far as Astellas is aware after certain internal patent searches in the normal course of its business, the manufacture, use and/or sale of the Compound and the Product does not infringe any patent owned or controlled by a Third Party anywhere in the Territory;

(v)                     Astellas is not aware of any prior art or facts or circumstances that would cause any of the Patents to be invalid, unenforceable or not patentable;

(vi)                  Astellas has no knowledge, and is not aware of any facts or circumstances that would lead it to believe, that any Third Party is infringing any of the Patents or misappropriating or using any Know-How in derogation of the rights granted to Calixa in this Agreement;

(vii)               Astellas is not aware of any facts that indicate the existence of any material side effect, toxicity effect, carcinogenicity effect, adverse effect or any instances of deleterious physical effects or reactions resulting from, or alleged to result from, the Compound or Product, which have not been previously disclosed to Calixa by Astellas in writing;

(viii)            Astellas is not aware that any of the written statements and other writings furnished by Astellas pursuant to or in connection with this Agreement or the transactions contemplated hereby are materially inaccurate or are untruthful, or

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

omit to disclose material facts of which Astellas is aware, where the failure to disclose such facts makes such written statements or other writings materially misleading; and

(ix)                    Astellas has provided to Calixa a true, correct and complete copy of the agreement between Astellas and []* pursuant to which []* has granted to Astellas the []*, and an English translation of the section(s) setting forth such Astella’s exclusive rights in the agreement.

13.2               Calixa hereby represents and warrants to Astellas as of the Effective Date that:

(i)                         Calixa is not aware that any of the written statements and other writings furnished by Calixa pursuant to or in connection with this Agreement or the transactions contemplated hereby are materially inaccurate or are untruthful, or omit to disclose material facts of which Calixa is aware, where the failure to disclose such facts makes such written statements or other writings materially misleading; and

(ii)       Calixa has the ability to perform its obligations under this Agreement.

13.3               Each Party hereby represents, warrants and covenants to the other Party as of the Effective Date that:

(i)                         such Party is a corporation or entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to execute and deliver this Agreement and to carry out the provisions hereof;

(ii)                      such Party is duly authorized, by all requisite corporate action, to execute and deliver this Agreement and to carry out the provisions hereof, and the person executing this Agreement on behalf of such Party is duly authorized to do so by all requisite corporate action;

(iii)                no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of such Party in connection with the valid execution, delivery and performance of this Agreement, except where the failure to obtain any of the foregoing would not have a material adverse impact on the ability of such Party to meet its obligations hereunder;

(iv)                  this Agreement constitutes a legal and valid obligation binding upon such Party and enforceable in accordance with its terms; and

(v)                     the execution, delivery and performance by it of this Agreement and its compliance with the terms and provisions of this Agreement does not and will not conflict with or result in a material breach of any of the terms or provisions of (i) any other contractual or other obligations of such Party, (ii) the provisions of its charter, operating documents or bylaws, or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which it or

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

any of its property is bound except where such breach or conflict would not have a material adverse impact on the Party’s ability to meet its obligations hereunder.

13.4               EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS NOR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF NON-INFRINGEMENT OF ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS OR OTHER RIGHTS, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND VALIDITY WITH RESPECT TO THE PATENTS LICENSED HEREUNDER, NOR DOES ASTELLAS MAKE ANY WARRANTY AS TO THE RESULTS THAT MAY BE OBTAINED BY CALIXA WITH RESPECT TO THE PATENTS LICENSED HEREUNDER.

14.                   DURATION

This Agreement becomes effective from the Effective Date and shall, unless sooner terminated pursuant to any other provision of this Agreement, be in effect, on a country by country basis, as long as Calixa or its sublicensee continues developing or selling the Product in such country within the Territory.

15.                   TERMINATION

15.1               Material failure by a Party to comply with any of its respective material obligations or conditions contained in this Agreement shall entitle the other Party to give to the Party in default notice requiring it to cure such material default and specifying in detail the basis for the allegation of default. If such material default is not cured within []* days (or []* days with respect to material breach by Calixa of its payment obligation under Article 8) after receipt of such notice, the notifying Party shall be entitled (without prejudice to any of its other rights conferred on it by this Agreement) to terminate this Agreement by giving written notice of termination to take effect immediately, except as otherwise provided in Section 15.3 below.

15.2     In the event that one of the Parties goes into liquidation, or a receiver or a trustee is appointed over all or substantially all of the property or estate of that Party, or the Party makes an assignment for the benefit of creditors of all or substantially all of its assets, and whether any of the aforesaid events be the outcome of the voluntary act of that Party, or otherwise, the other Party shall be entitled to terminate this Agreement forthwith by giving a written notice to the first Party.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

15.3               If Calixa, or its sublicensees, has []* and []*, then thereafter, so long as Calixa, or its sublicensees, continues to []* develop and/or commercialize Product in each country in the Territory in which it is []*, then notwithstanding the provisions of Section 15.1 Astellas shall not have the right to terminate the Agreement under Section 15.1 above unless the uncured material default by Calixa is of the following obligations: []*; in any such case Astellas may exercise the termination rights under Section 15.1 if such breach remains uncured; notwithstanding the foregoing, []*.

15.4               In the event that: (a) there occurs either (i) a substantial change in control of Calixa (meaning that the shareholders of Calixa just prior to the transaction own less than 50% of the voting stock of Calixa after the transaction) pursuant to a merger with or an acquisition by a Third Party, or (ii) a sale by Calixa to a Third Party of all or substantially all of the assets of Calixa; (b) such Third Party is, at the time of the closing of the transaction under subsection (a) above, []*, then Astellas shall have the right to terminate this Agreement forthwith by written notice, solely in such countries where such Third Party []*.

15.5               In the event Calixa contests or challenges in a legal proceeding the validity of the Patent, []*.

15.6            Calixa shall have the right to terminate this Agreement in its entirety without cause, or for any cause, on []* written notice to Astellas, []*. In the alternative, Calixa shall have the right to terminate the Agreement solely as to particular countries, on []* prior written notice to Astellas, in which case such country or countries covered by such notice shall be removed from the Territory, and all rights granted by Astellas under this Agreement with respect to such countries shall automatically terminate and revert to Astellas upon such termination, but the Agreement shall remain in full force and effect, and all of Calixa’s rights and obligations shall remain, as to all other countries in the Territory.

16.                   RIGHTS AND OBLIGATIONS UPON EXPIRATION AND TERMINATION

16.1               The termination or expiration of this Agreement for any reason shall be without prejudice to:

(i)                         Calixa’s obligations to disclose to Astellas any and all Know-How which Calixa and/or its sublicensees developed or acquired (with the right to disclose) prior to the date of such termination or expiration and has not yet disclosed to Astellas pursuant to Section 3.2;

(ii)                      Astellas’s right to receive all payments accrued hereunder prior to the date of such

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

termination or expiration;

(iii)                   Calixa’s obligation provided for in Sections 8.6, 8.7 and 8.8;

(iv)                  Astellas’s right provided in Section 8.8;

(v)                     Both Party’s confidentiality obligation provided for in Article 10;

(vi)                  Calixa’s indemnification obligation provided for in Section 12.1;

(vii)               Astellas’s indemnification obligation provided for in Section 12.2;

(viii)            Both Party’s agreements set forth in Article 17; and

(ix)                    Any other remedies which either Party may then or thereafter have hereunder or otherwise.

16.2               In the event of termination or expiration of this Agreement in its entirety or with respect to any particular country pursuant to Section 4.3, 6.3 or 15.6, except for termination of this Agreement by Calixa pursuant to Section 15.1 or 15.2, on and after the date of such termination, Astellas shall have a []* right and license to use all Know-How (including any patent obtained thereon) developed or acquired by Calixa and/or its sublicensees, for the purpose of development, manufacture, import, marketing, promotion, sales, offer for sales and distribution of the Compound, the Product []* (a) in any country of the world, in the case of termination of the entire Agreement, or (b) in the particular country of termination, in the case of termination of the Agreement only as to such country (as applicable), and to disclose and sublicense the same to its Affiliates and its Third Party business partner(s) for the purpose mentioned above in this Section.

In the event of termination or expiration of this Agreement in its entirety or with respect to any particular country pursuant to Section 4.3, 6.3 or 15.6 except for termination of this Agreement by Calixa pursuant to Section 15.1 or 15.2, Astellas shall also have the right, []*, to refer to, or make use of, the Regulatory Approval filed and/or obtained by Calixa or its sublicensees for commercialization of the Product by itself, its Affiliates and/or its Third Party business partners (a) in any country of the world, in the case of termination of the entire Agreement, or (b) in the particular country of termination, in the case of termination of the Agreement only as to such country (as applicable).

16.3               Upon termination or expiration of this Agreement for any reason whatsoever (other than termination by Calixa under Section 15.1 and 15.2), Calixa shall (except as needed for the limited rights set forth in Section 16.4) cease using or practicing the Patents and the Astellas Know-How disclosed by Astellas and return to Astellas or destroy, as requested by Astellas, all Confidential Information received from Astellas, including any copy, reproduction, summary and other physical embodiments thereof. In case of destruction of the Confidential Information, Calixa shall submit to Astellas the document which certifies said destruction without delay.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

16.4               Upon termination of this Agreement by Calixa under Section 15.1 or 15.2, Astellas shall cease using or practicing the Know-How developed and acquired by Calixa or its sublicensees and return to Calixa or destroy, as requested by Calixa, all Confidential Information received from Calixa, including any copy, reproduction, summary and other physical embodiments thereof, provided that above provision shall not prevent Astellas to continue granting a non-exclusive license to use the Know-How developed or acquired by Calixa and/or its sublicensees granted under Section 3.2 to its Third Party business partner(s) which license was granted to said Third Party business partners prior to termination of this Agreement by Calixa under Section 15.1 or 15.2. In case of destruction of the Confidential Information, Astellas shall submit to Calixa the document which certifies said destruction without delay. Calixa shall have the right, in its sole discretion, to continue the licenses granted to it under Section 2.1, []*.

16.5               Subject to Calixa’s rights under Section 16.4, upon termination or expiration of this Agreement for any reason whatsoever, Astellas shall grant Calixa (i) the right to sell in the Territory the Product then held by Calixa as a stock and (ii) the right to convert the remaining Compound into the Product and to sell the same in the Territory, for a period of []* or such a period to be agreed upon between the Parties; it being confirmed that, (i) in no event, Astellas is obligated to take over or purchase any stock of the Product or the Compound held by Calixa or its sublicensees and (ii) with respect to the Product sold by Calixa and/or its sublicensees pursuant to this Section 16.4, []*.

17.                   GENERAL

17.1               Force Majeure: No failure, delay or omission by a Party in the performance of any of its obligations under this Agreement shall be deemed a breach of this Agreement nor create any liability if the same shall arise from any cause or causes beyond the control of such Party, including an act of God, acts or omissions of any government or any rules, regulations or orders of any Regulatory Authority or any officer, department, agency or instrument hereto; fire, storm, flood, earthquake, accident, acts of the public enemy, war, terrorism, rebellion, insurrection, riot, invasion, strikes, lockouts, epidemic or petroleum crisis, so long as such Party continues to use good faith, diligent efforts to avoid the effects of such cause or causes and perform its obligations.

17.2               Notice: Any notice required or permitted to be given under this Agreement shall be deemed to have been duly given only if delivered personally, by facsimile with confirmation of receipt, by mail (first class, postage prepaid), or by express delivery using a globally recognized courier to the Party at its address stated below, or at such other address as may hereafter be furnished in writing to the notifying Party:

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

If to Astellas:

Astellas Pharma Inc.

3-11, Nihonbashi-Honcho 2-chome, Chuo-ku, Tokyo 103-8411, Japan

Attention: Vice President, Business Development

Facsimile: +81-3-3244-3245

With a copy to: Attention: Vice President, Legal

Facsimile: +81-3-3244-5811

If to Calixa: Calixa Therapeutics, Inc.

12481 High Bluff Drive, Suite 150, San Diego, CA 92130 USA

Attention: Chief Executive Officer

Facsimile: 858.480.2401

With a copy to:

Attention: Chief Financial Officer

Facsimile: 858.480.2401

Any such notice shall be deemed to have been received upon receipt of the addressee.

17.3               Waiver: The failure on the part of Astellas or Calixa to exercise or enforce any rights conferred upon it hereunder shall not be deemed to be a waiver of any such rights nor operate to bar the exercise or enforcement thereof at any time or times thereafter.

17.4               Severability: Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law. Should any Section of this Agreement be or become legally ineffective, the validity of the Agreement as a whole shall not be affected. The parties hereto rather undertake to replace the ineffective Sections by legally effective ones which come as close as possible to the sense of such ineffective Sections and the purpose of this Agreement.

17.5               Entire Agreement: This Agreement contains the entire understanding between the Parties with respect to the subject matter hereof, and it expressly supersedes any and all prior understandings or agreements of the Parties. This Agreement cannot be modified or amended, except by a writing agreed to and executed by both of the Parties.

17.6               Independent Contractor: It is expressly agreed that Calixa and Astellas shall be independent contractors and that the relationship between the Parties shall not constitute a partnership or agency of any kind. Neither Calixa nor Astellas shall have

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

17.7               Non-Assignment: This Agreement, and all rights and obligations hereunder, shall not be assigned in whole or in part, whether by operation by law or otherwise, by either Party to any other person or company, except with the prior written consent of the other Party; provided that a Party may assign this Agreement without such consent to its Affiliate or to its successor in interest in connection with the merger or acquisition of such Party or sale of all or substantially all of such Party’s assets. Subject to Section 11.5, Astellas and its Affiliates shall not assign, grant or dispose of any right, title or interest in or to the Product Patents other than to the permitted assignee of all of Astellas’ rights in the Agreement (as permitted above). Further, if Astellas assigns the Agreement as permitted above, Astellas (and its Affiliate, as applicable) shall assign to such assignee in connection with such assignment all right, title and interest in and to the Product Patents.

17.8               Headings: Headings included herein are for convenience only, do not form a part of this Agreement and shall not be used in any way to construe or interpret this Agreement.

17.9               Compliance with Law: Each Party shall comply with all governmental requests directed to it in connection with this Agreement and will provide all information and assistance necessary to comply with said request, and failure to do so shall be considered a material breach of this Agreement.

17.10         Governing Law: This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without regard to any rules of conflict of laws.

17.11         Dispute Resolution: All disputes, issues or differences arising between the Parties, out of or in connection with this Agreement (a “Dispute”), whether based on contract, tort, or other legal theory, shall be discussed in good faith by appropriate senior executives of each Party, who shall attempt in good faith and diligently to find a mutually acceptable resolution to such Dispute for up to []* days. If the Parties are not able to resolve a Dispute by the end of such discussion period, such Dispute may be finally settled by arbitration as the Parties may agree, or by resort to any available legal remedies. Each Party consents to the jurisdiction and venue of the state and federal courts located in New York, New York regarding resolution of any unresolved Dispute under this Agreement. This Agreement has been prepared in the English language, which language shall govern the interpretation of and any Dispute regarding the terms

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

of or performance under or breach of this Agreement. The decisions of any arbitrator(s), if the Parties agree on binding arbitration of a Dispute, shall be final and binding on both Parties (except as they may otherwise agree in agreeing to such arbitration).

17.12         Public Announcement or Disclosure of Agreement: Neither Party shall make any public announcements or other disclosure to any Third Party of the existence or terms of this Agreement without first obtaining the consent of the other Party to timing and content thereof, except to the extent that such disclosure is required by applicable law or regulation, such as to comply with securities laws or regulations or the regulations of a securities exchange.  The Parties agree to consult and agree reasonably on a joint press release, or two separate press releases, to be issued by the Parties promptly after the Effective Date. Further, a Party may disclose the existence and terms of this Agreement in confidence to its existing investors, directors, and professional advisors and to prospective investors, merger partners, or acquirers and their respective professional advisors provided that such recipients agree to be bound by confidentiality obligations preventing further disclosure of such information.

17.13         Performance by Affiliates and Contractors.   Any of Calixa’s obligations under this Agreement may be satisfied by the performance of such obligation by a sublicensee of Calixa (which may include an Affiliate of Calixa that is a sublicensee), but Calixa shall remain obligated for the performance of all its obligations, even if it has undertaken to have a sublicensee perform such obligation.  Calixa shall have the right to engage its Affiliates and Third Party contractors (such as contract research organizations, clinical trial sites, and distributors) to perform specific services to assist Calixa in exercising its rights and in carrying out its respective activities or obligations under this Agreement, including for the purpose of development and commercialization of Products in the Territory.

17.14   Interpretation. The term “include” or “including” as used in this Agreement shall be exemplary and not limiting, and shall be interpreted to mean “including without limitation”.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this License Agreement.

Astellas Pharma Inc.

By:	/s/ Hirofumi Onosaka

Name:	Hirofumi Onosaka

Title:	Senior Corporate Officer

Date:	October 31, 2007

Calixa Therapeutics, Inc.

By:	/s/ Eckard Weber

Name:	Eckard Weber

Title:	President and CEO

Date:	Nov. 1, 2007

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

Exhibit A

Country	Appln.No.	Appln.Date	Pat.No.	Expiry Date
[]*	[]*	[]*	[]*	[]*
[]*	[]*	[]*	[]*	[]*
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*Confidential Treatment Requested.  Omitted portions filed with the Commission.